Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-01

and 333-205883

 ★ Pxg Details ★ $1.0bln HAROT 2016-1 (Auto Loan)

JOINT LEADS:	JP MORGAN (STRUC), MIZUHO, WELLS **100% POT**
CO-MANAGERS:	BAML, BNY, HSBC, LLOYDS

CL	AMT($MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	LEVEL	YLD	CPN	$PX
A1	265.700	0.31	A-1+/F1+	0-8	10/16	02/17	0.62%	0.620	0.62	100.00000
A2	312.000	1.02	AAA/AAA	8-18	08/17	06/18	EDSF+34	1.022	1.01	99.99001
A3	332.000	2.10	AAA/AAA	18-35	01/19	12/19	IS+44	1.230	1.22	99.98579
A4	90.300	3.05	AAA/AAA	35-37	03/19	04/22	IS+49	1.386	1.38	99.99399

BILL & DELIVER	:	JP MORGAN
EXPECTED PXG	:	PRICED
EXPECTED SETTLE	:	02/25/16
EXPECTED RTGS	:	S&P/FITCH
PRICING SPEED	:	1.30% ABS
CLEAN-UP CALL	:	10%
ERISA ELIGIBLE	:	YES
OFFERING TYPE	:	SEC-REGISTERED
BBERG TICKER	:	HAROT 2016-1
CUSIPS	:	A1 - 43814NAA3, A2 - 43814NAB1, A3 - 43814NAC9, A4 - 43814NAD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.